Exhibit 16.1

February 23, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for HSBC USA Inc. (the Company) and, under the date of February 23, 2015, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013. On February 23, 2015, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 23, 2015, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP